Exhibit 23.1

MOORE & ASSOCIATES, CHARTERED
 ACCOUNTANTS AND ADVISORS
 PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the  statement on Form 10-KSB/A of Studio One Media, Inc., of our report dated September 27, 2007 on our audit of the financial statements of Studio One Media, Inc., as of June 30, 2007 and June 30, 2006, and the related statements of operations, stockholders’ equity and cash flows for the years then ended,  and from inception on  July 1, 2002 through June 30, 2007, and the reference to us under the caption "Experts."

/s/ Moore & Associates, Chartered

Moore & Associates Chartered
Las Vegas, Nevada
May 22, 2008

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7511 Fax (702)253-7501